Exhibit 10.4

THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT made effective and entered into this 13th day of November, 2025, by and between CKX Lands, Inc., a Louisiana corporation, hereinafter called "Seller", and Southern Pine Plantations of Georgia, Inc., a Georgia corporation, hereinafter called "Buyer".

WITNESSETH:

WHEREAS, the Seller and Buyer entered into an Agreement of Purchase and Sale effective as of August 14, 2025 (the "PSA") for the sale and purchase of property located in various parishes in the State of Louisiana, a copy of which is in the possession of each party and by this reference is made a part hereof;

WHEREAS, the parties previously amended the PSA pursuant to that certain Amendment to Agreement for Purchase and Sale dated October 10, 2025, and that certain Second Amendment to Agreement for Purchase and Sale dated October 28, 2025, copies of which are in the possession of each party and by this reference is made a part hereof

WHEREAS, the parties desire to further amend the PSA in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars and other valuable consideration paid by each party to the other, the receipt and sufficiency of which is hereby acknowledged, the parties agree that the PSA is hereby amended as follows:

1.        The parties hereby agree that the following portions of the Property are hereby revised as follows:

a.	Beauregard Parish Tract 33 – deleted in its entirety.
b.	Calcasieu Parish Tract 44 - deleted in its entirety.
c.	Calcasieu Parish Tract 47 - deleted in its entirety.
d.	Calcasieu Parish Tract 48 – map as attached to the PSA is deleted and replaced as attached to this Amendment.
e.	Calcasieu Parish Tract 50 – that portion being the SE ¼ of the NW ¼ of Section 14 is deleted.
f.	Camerson Parish Tract 55 – deleted in its entirety.
g.	Jefferson Davis Parish Tract 58 – deleted in its entirety.
h.	Jefferson Davis Parish Tract 60 - map as attached to the PSA is deleted and replaced as attached to this Amendment.

2.        In consideration of the foregoing, the parties hereby agree that the Purchase Price as set forth in Paragraph 1 of the PSA is hereby amended to Eight Million Six Hundred Eighteen Thousand Twenty-One and 70/100 Dollars ($8,618,021.70).

3.        The parties hereby agree that Settlement shall occur on or before November 18, 2025.

4.        All terms of the PSA, except as herein amended, shall remain in full force and effect; provided, however, in the event of any conflict in the terms of this amendment and the terms of the PSA the terms of this amendment shall control.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties have hereunto set their hands and affixed their seals, the day and year first above written.

SELLER:

CKX Lands, Inc., a Louisiana corporation

Date of Execution: 11/14/2025	By: /s/ W. Gray Stream (SEAL)
Name: W. Gray Stream
Title: President

BUYER:

Southern Pine Plantations of Georgia, Inc., a Georgia corporation

Date of Execution: 11/13/2025	By: /s/ Al Bayme (SEAL)
Name: Al Bayme
Title: Secretary

Calcasieu Parish Tract 48 Replacement Map

Jefferson Davis Parish Tract 60 Replacement Map